UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 24, 2009

PROLIANCE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13894 (Commission File Number)	34-1807383 (IRS Employer Identification No.)

100 Gando Drive New Haven, Connecticut (Address of principal executive offices)	06513 (Zip Code)
Registrant’s telephone number, including area code: (203) 401-6450

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As previously reported, on July 2, 2009, Proliance International, Inc. (“Proliance”) and its United States subsidiaries (together with Proliance, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The cases are being jointly administered as In re: Proliance International, Inc., Case No. 09-12278 (the “Bankruptcy Case”).
     On July 24, 2009, the Bankruptcy Court entered a final order permitting the Debtors to use, subject to substantially similar limitations as in the previously reported interim order, their operating revenues to pay employees, vendors and other obligations in order to enable the Debtors to operate their businesses without disruption through the closing of the sale of substantially all of Proliance’s North American assets as provided in the Acquisition Agreement among Proliance, certain of the other Debtors and Centrum Equities XV, LLC (“Buyer”).
     On July 24, 2009, the Bankruptcy Court also entered an order approving the final bid procedures for the solicitation of higher or otherwise better offers for the North American assets sale transaction pursuant to an auction process to be conducted under the supervision of the Bankruptcy Court. Under the bid procedures order, the current deadline for alternative bidders to submit bids is August 10, 2009, the auction (if necessary) is currently scheduled for August 12, 2009, and the sale hearing is currently scheduled for August 13, 2009. The bid procedures order authorizes Debtors to pay to Buyer a breakup fee equal to $645,000, plus reimbursement of up to $137,500 of Buyer’s reasonable expenses, upon the consummation of a competing transaction with another bidder. The Sellers and Buyer have entered into an amendment to the acquisition agreement to reflect the foregoing, a copy of which is filed as Exhibit 2.1 to this report.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is attached to this Current Report on Form 8-K:
2.1	Letter agreement, dated as of July 24, 2009, among Proliance International Inc., Aftermarket LLC, Proliance International Holding Corporation and Centrum Equities XV, LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
By:	/s/ Arlen F. Henock
	Name:	Arlen F. Henock
	Title:	Executive Vice President and Chief Financial Officer

Date: July 27, 2009